Exhibit 99.2

Replimune Announces Pricing of Public Offering

Boston, MA — December 8, 2022 — Replimune Group, Inc. (Nasdaq: REPL), a clinical stage biotechnology company pioneering the development of a novel class of tumor-directed oncolytic immunotherapies, today announced the pricing of its public offering of 5,374,486 shares of its common stock at a public offering price of $23.50 per share. In addition, in lieu of common stock to certain investors, Replimune today announced the pricing of its public offering of pre-funded warrants to purchase 4,200,000 shares of its common stock at a purchase price of $23.4999 per pre-funded warrant, which equals the public offering price per share of the common stock less the $0.0001 per share exercise price of each pre-funded warrant. The aggregate gross proceeds from the offering are expected to be approximately $225 million, before deducting the underwriting discounts and commissions and offering expenses payable by Replimune. All securities in the offering are being offered by Replimune. In addition, Replimune has granted the underwriters a 30-day option to purchase up to an additional 1,436,172 shares of its common stock from Replimune at the public offering price, less the underwriting discounts and commissions. The offering is expected to close on December 13, 2022, subject to the satisfaction of customary closing conditions.

J.P. Morgan Securities LLC, SVB Securities LLC, Piper Sandler and BMO Capital Markets Corp. are acting as joint book-running managers for the offering.

A preliminary prospectus supplement relating to and describing the terms of the offering were filed with the Securities and Exchange Commission (the “SEC”) on December 7, 2022. The final prospectus supplement relating to the offering will be filed with the SEC. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained, when available, by visiting EDGAR on the SEC website at www.sec.gov or from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (866) 803-9204, or by e-mail at prospectus-eq_fi@jpmorgan.com; SVB Securities LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, by telephone at 1-800-808-7525, ext. 6105, or by email at syndicate@svbsecurities.com; Piper Sandler, Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, by telephone at (800) 747-3924, or by email at prospectus@psc.com; BMO Capital Markets Corp., Attention: Equity Syndicate Department, 151 W 42nd Street, 32nd Floor, New York, NY 10036, by telephone at (800) 414-3627, or by email at bmoprospectus@bmo.com. The final terms of the offering will be disclosed in a final prospectus supplement to be filed with the SEC.

The securities described above are being offered by Replimune pursuant to its shelf registration statement on Form S-3, including a base prospectus, that was previously filed by Replimune with the SEC on June 23, 2022 and declared effective by the SEC on July 27, 2022.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Replimune

Replimune Group, Inc., headquartered in Woburn, MA, was founded in 2015 with the mission to transform cancer treatment by pioneering the development of novel tumor-directed oncolytic immunotherapies. Replimune’s proprietary RPx platform is based on a potent HSV-1 backbone with payloads added to maximize immunogenic cell death and the induction of a systemic anti-tumor immune response. The RPx platform has a dual local and systemic mechanism of action (MOA) consisting of direct selective virus-mediated killing of the tumor resulting in the release of tumor derived antigens and altering of the tumor microenvironment (TME) to ignite a strong and durable systemic response. This MOA is expected to be synergistic with most established and experimental cancer treatment modalities, and, with an attractive safety profile the RPx platform has the versatility to be developed alone or combined with a variety of other treatment options.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our public offering, our goals to develop and commercialize our product candidates, the gross proceeds we expect to receive from our public offering, and other statements identified by words such as “could,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. Forward-looking statements are not promises or guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in such forward-looking statements. These factors include risks related to market conditions, the completion of our public offering on the anticipated terms or at all, our limited operating history, our ability to generate positive clinical trial results for our product candidates, the costs and timing of operating our in-house manufacturing facility, the timing and scope of regulatory approvals, changes in laws and regulations to which we are subject, competitive pressures, our ability to identify additional product candidates, political and global macro factors including the impact of the coronavirus as a global pandemic and related public health issues, the ongoing military conflict between Russia and Ukraine and the impact on the global economy and related governmental imposed sanctions, and other risks as may be detailed from time to time in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other reports we file with the SEC, and in the preliminary prospectus supplement, the final prospectus supplement once filed with the SEC, and the accompanying prospectus. Our actual results could differ materially from the results described in or implied by such forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements.

Investor Inquiries

Chris Brinzey

ICR Westwicke

339.970.2843

chris.brinzey@westwicke.com